Exhibit 4.7

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of December 16, 2021

among

J & J SNACK FOODS CORP.,

as the Parent,

THE SUBSIDIARIES OF J & J SNACK FOODS CORP. PARTY HERETO,
as Subsidiary Borrowers,

THE LENDERS PARTY HERETO,

and

CITIZENS BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

SCHEDULES:

Schedule 2.1	Commitments
Schedule 2.4	Existing Letters of Credit
Schedule 4.2	Post-Closing Deliverables
Schedule 5.1	Material Subsidiaries
Schedule 5.6	Disclosed Matters
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Closing Certificate
Exhibit C	Form of Subsidiary Joinder Agreement
Exhibit D-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit E	Form of Solvency Certificate

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 16, 2021, among (a) J & J SNACK FOODS CORP., a New Jersey corporation (the “Parent”), (b) J & J SNACK FOODS INVESTMENT CORP., a Delaware corporation (“Investment”), (c) THE ICEE COMPANY, a Delaware corporation (“ICEE”), (d) J & J SNACK FOODS CORP. OF CALIFORNIA, a California corporation (“J & J California”), (e) J & J SNACK FOODS CORP./MIA, a Pennsylvania corporation (“J & J MIA”), (f) HILL & VALLEY, INC., an Illinois corporation (“Hill & Valley”), (g) J & J SNACK FOODS SALES CORP., a New Jersey corporation (“J & J Sales”), (h) J & J SNACK FOODS TRANSPORTATION CORP., a New Jersey corporation (“J & J Transportation”), (i) BAKERS BEST SNACK FOOD CORP., a Pennsylvania corporation (“Baker’s Best”), (j) PRETZELS, INC., a Texas corporation (“Pretzel”), (k) FEDERAL PRETZEL BAKING COMPANY, L.L.C., a New Jersey limited liability company (“Federal Pretzel”), (l) COUNTRY HOME BAKERS, L.L.C., a Georgia limited liability company (“Country”), (m) ICEE OF HAWAII, INC., a Hawaii corporation (“Hawaii”), (n) DADDY RAYS, INC., a Missouri corporation (“Daddy Rays”), (o) J & J SNACK FOODS HANDHELDS CORP., a Ohio corporation (“Handhelds”), (p) NEW YORK PRETZEL, LLC, a New York limited liability company (“New York Pretzel”), (q) SWIRL HOLDINGS CORPORATION, a Delaware corporation (“Swirl”), (r) PHILLY FAMOUS WATER ICE, INC., a Florida corporation (“Philly”, and together with Parent, Investment, ICEE, J & J California, J & J MIA, J & J Sales, J & J Transportation, Baker’s Best, Pretzel, Federal Pretzel, Country, Hawaii, Daddy Rays, Handhelds, New York Pretzel, Swirl, and Hill & Valley jointly and severally the “Borrowers”, and each a “Borrower”), (s) the lenders party hereto from time to time (collectively, the “Lenders”, and each a “Lender”), and (t) CITIZENS BANK, N.A. (as successor by merger to Citizens Bank of Pennsylvania), as administrative agent (the “Administrative Agent”).

RECITALS

A.         Borrowers, Administrative Agent, and Lenders are parties to an Amended and Restated Loan Agreement, dated December 1, 2006 (as amended prior to the Agreement Date, the “Existing Credit Agreement”).

B.         Borrowers, Administrative Agent, and Lenders desire to amend and restated the Existing Agreement to provide for a $50,000,000 revolving line of credit, subject to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1    Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of the Borrowers, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by any Borrower in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Borrower or a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries is the surviving Person.

“Administrative Agent” means Citizens Bank, in its capacity as administrative agent for the Lenders or any successor thereto.

“Administrative Agent’s Payment Office” means the Administrative Agent’s office located at 3025 Chemical Road, Suite 300, Plymouth Meeting, PA 19462-1739, or such other office as to which the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any Affected Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 10.1(d)(iii).

“Agreement Date” means the first date appearing in this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) the Daily BSBY Rate in effect on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily BSBY Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily BSBY Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Daily BSBY Rate, as applicable, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for BSBY Loans, ABR Loans, or Letters of Credit or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means:

(a)    with respect to the Loans, L/C Participation Fees and Unused Fees, during the applicable periods set forth below: in the case of (i) ABR Borrowings, the percentage set forth in the following table under the heading “ABR Margin”, (ii) BSBY Borrowings and the L/C Participation Fees, the percentage set forth in the following table under the heading “BSBY Margin and L/C Participation Fee”, and (iii) Unused Fees, the percentage set forth in the following table under the heading “Unused Fees”:

Pricing Level	Consolidated Net Leverage Ratio	ABR Margin	BSBY Margin and L/C Participation Fee	Unused Fees
I	Greater than or equal to 2.25:1.00	0.50%	1.50%	0.25%
II	Greater than or equal to 1.50:1.00 but less than 2.25:1.00	0.25%	1.25%	0.20%
III	Greater than or equal to 0.75:1.00 but less than 1.50:1.00	0.00%	1.00%	0.15%
IV	Less than 0.75:1.00	0.00%	0.95%	0.10%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Margin Determination Date”) that is five Business Days after receipt by the Administrative Agent of the Compliance Certificate pursuant to Section 6.1(c) for the most recently ended fiscal quarter of the Borrowers (but in any event, not later than the 45th day after the end of each of the first three quarterly periods of each Fiscal Year or the 90th day after the end of each Fiscal Year, as the case may be); provided that (a) the Applicable Margin shall be based on Pricing Level IV until the Margin Determination Date for the fiscal quarter ending after the Closing Date, (b) if the Borrowers fail to deliver the Compliance Certificate as required by Section 6.1(c) for the most recently ended fiscal quarter preceding the applicable Margin Determination Date, the Applicable Margin from such Margin Determination Date shall be based on Pricing Level I until the first Business Day after an appropriate Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding such Margin Determination Date. The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies. Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.1(c) is inaccurate (regardless of whether (i) this Credit Agreement is in effect, or (ii) any of the Commitments are in effect, or (iii) any Loans or Letters of Credit are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period promptly after it discovers such inaccuracy, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.8. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 3.1 and Section 8.1.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitments, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitments and the denominator of which is the aggregate amount of all Commitments of all Lenders (provided that if the Commitments under the Revolving Facility have terminated or expired, the Applicable Percentages of the Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans and the denominator of which is the aggregate Outstanding Amount of all Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Line of Business” means, collectively, (a) those lines of business in which Borrowers operate on the Closing Date and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by the Administrative Agent.

“Attorney Costs” means when referring to the Attorney Costs of (a) the Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) and (b) each Credit Party other than the Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one counsel to all such Credit Parties.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the Form 10-K containing the audited consolidated balance sheet of Parent and its Subsidiaries as of the last day of each of the three most recent Fiscal Years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Parent and its Subsidiaries for each of the three most recent Fiscal Years ended at least 90 days prior to the Closing Date.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.4(b)(iii).

“Availability Date” means the date that the conditions set forth in Section 4.2 of this Credit Agreement are satisfied as determined by Administrative Agent in its sole discretion.

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Availability Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and, if different, the date of the termination of the Commitments in accordance with the provisions of this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(b).

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the L/C Issuer and issued by an issuer reasonably satisfactory to the L/C Issuer.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the L/C Issuer shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Amount of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to‑Back Letter of Credit allow the L/C Issuer to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects satisfactory to the L/C Issuer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, BSBY; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to BSBY or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)    the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement for the then-current Benchmark, including any recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, for any Available Tenor hereunder, (a) for purposes of clause (1) and (2) of the definition of “Benchmark Replacement,” if the then-current Benchmark is BSBY, an adjustment (which may be a positive or negative value or zero) equal to the BSBY Long-Term Spread Adjustment for such Corresponding Tenor as of the Reference Time such Benchmark Replacement is first set and is displayed on a screen or other information service that publishes such adjustment from time to time as selected by the Administrative Agent in its reasonable discretion; and (b) if a Benchmark Replacement Adjustment with respect to the replacement of BSBY cannot be determined pursuant to the foregoing clause (a) or for any other purpose under clause (1), (2) or (3) of the definition of “Benchmark Replacement”, an adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrowers as the replacement for such Available Tenor giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement, including any applicable recommendations made by a Relevant Governmental Body, for Dollar- denominated syndicated credit facilities at such time;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 3.3 will not be a term rate, the Available Tenor of such Benchmark for purposes of Section 3.3 shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are no longer available or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall cease;

(2)    in the case of clause (2) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof), the regulatory supervisor for the administrator of such Benchmark (or such component thereof) or a Governmental Authority exercising regulatory authority over the Administrative Agent (i) to be non-representative or (ii) not to be compliant with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance, as the case may be, will be determined by reference to the most recent statement or publication referenced in such clause (2) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3)    in the case of clause (3) of the definition of “Benchmark Transition Event, a date and time determined by the Administrative Agent as administratively feasible in its reasonable discretion and no later than 90 days following the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1), (2) or (3) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors hereunder of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over such administrator with respect to its publication of such Benchmark (or such component) or a Governmental Authority having jurisdiction over the Administrative Agent, in each case, acting in such capacity, identifying a specific date after which all Available Tenors of such Benchmark (or such component thereof) shall or will no longer be made available or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark available hereunder (or such component thereof);

(2)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof), the regulatory supervisor for the administrator of such Benchmark (or such component thereof) or any Governmental Authority exercising regulatory supervisory authority over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, (i) representative, or (ii) compliant with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(3)    if the then-current Benchmark is BSBY, one or more public statements or publications of information by the administrator of Benchmark (including a Technical Note published on the BSBY Website) announcing or indicating, in effect, that a BSBY Final Step Event has occurred for all Available Tenors of the Benchmark.

“Benchmark Unavailability Period” means, so long as a Benchmark Transition Event has occurred, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means, with respect to the Borrowers, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by Administrative Agent or such other form satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator of BSBY).

“Borrower” or “Borrowers” has the meaning assigned to such term in the Preamble and shall include any Material Subsidiary that is added as a Borrower after the date hereof.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and currency made, converted or continued on the same date and, in the case of BSBY Borrowing, having the same Interest Period, made by the Lenders.

“Borrowing Minimum” means (a) in the case of a BSBY Borrowing, $500,000 and (b) in the case of an ABR Borrowing, $100,000.

“Borrowing Multiple” means $100,000.

“BSBY” means the Dollar wholesale funding rate known as BSBY (the Bloomberg Short-Term Bank Yield Index) and provided by Bloomberg as administrator of the benchmark.

“BSBY Borrowing” means, for any Borrowing, the BSBY Loans constituting such Borrowing.

“BSBY Final Step Event” means, for any Available Tenor, either (i) the twentieth (20th) consecutive U.S. Government Securities Business Day or (ii) the thirtieth (30th) U.S. Government Securities Business Day within a rolling ninety (90) day period on which BSBY is calculated in accordance with “Level 6” (or any successor final step) of the Alternative Calculation Waterfall set forth in BSBY’s index methodology and rulebook, as published on the BSBY Website.

“BSBY Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of BSBY Rate.

“BSBY Rate” means, for any Interest Period with respect to a BSBY Loan, the rate per annum equal to the greater of (a) the product obtained by multiplying (i) the BSBY Screen Rate two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the BSBY Screen Rate is not published on such determination date then the BSBY Rate for such Interest Period determined pursuant to this clause (a)(i) with respect to such BSBY Loan means the BSBY Screen Rate on the first preceding U.S. Government Securities Business Day for which the BSBY Screen Rate was published, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Time by (ii) the statutory Reserved Rate and (b) otherwise, 0.00%.

“BSBY Screen Rate” means BSBY as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“BSBY Long-Term Spread Adjustment” means the most recently dated “BSBY SOFR 5Y Spread Adjustment” published on the BSBY website.

“BSBY Website” means the “Bloomberg Short-Term Bank Yield Index” website at https://www.bloomberg.com/professional/product/indices/bsby/ (or any successor website).

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be capitalized in accordance with GAAP.

“Cash Collateralize” means to deposit in a deposit account with Administrative Agent or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if each of the Administrative Agent and the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means each of the following to the extent, except with respect to items described in clause (f) below, denominated in Dollars:

(a)    debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;

(b)    commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)    certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(d)    repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e)    money market mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition; and

(f)    with respect to any Foreign Subsidiary, (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Obligations” means all obligations of the Borrowers in respect of any Cash Management Services provided to any Borrower or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender after it has incurred such obligations.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“CEA Swap Obligation” means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 3.4(b), by any Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which (a) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Parent shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of Parent nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, (b) Parent shall fail to directly own, free and clear of all Liens or other encumbrances, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of Subsidiary Borrowers on a fully diluted basis, or (c) the Borrowers shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a transaction permitted by the Loan Documents.

“Citizens Bank” means Citizens Bank, N.A. (as successor by merger to Citizens Bank of Pennsylvania), a national banking association.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.

“Commitments” means, with respect to each Lender, the Commitments hereunder of such Lender to make Loans and to acquire participations in Letters of Credit in an aggregate outstanding amount not exceeding the amount of such Lender’s Commitments as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitments in accordance with Section 10.4(b), as applicable, as such Commitments may be adjusted from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial aggregate amount of the Commitments on the Agreement Date is $50,000,000. The Commitments may be increased from time to time in accordance with Section 2.1(b).

“Committed Loan Notice” means a notice of a Borrowing, a conversion of Loans from one Type to the other, or a continuation of BSBY Loans pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate executed by the president and chief financial or accounting officer of Parent to the effect that: (i) as of the effective date of the certificate, no Default or Event of Default under the Credit Agreement exists or would exist after giving effect to the action intended to be taken by the Borrowers as described in such certificate, including, without limitation, that the covenants set forth in Section 7.12 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form satisfactory to the Administrative Agent, of such compliance, and (ii) the representations and warranties contained in Article 5 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a Material Adverse Effect.

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “BSBY” or “BSBY Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Statutory Reserve Rate,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for the twelve (12) months preceding the date of determination, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a)         increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i)    federal, state, local and foreign income or franchise taxes of such Person and its Subsidiaries paid or payable in cash during such period and, without duplication, the aggregate amount of Permitted Tax Distributions made during such period; plus

(ii)    Consolidated Interest Expense of such Person and its Subsidiaries to the extent paid or payable in cash or otherwise; plus

(iii)    Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv)    non-cash losses and non-cash charges (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); plus

(v)    any transaction expenses incurred by Borrowers in connection with Permitted Acquisitions, which shall not exceed ten percent (10%) of Consolidated EBITDA of Parent and its Subsidiaries for such period; and

(b)         decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i)    interest income to the extent received in cash or otherwise during such period; plus

(ii)    any gain realized in connection with the sale or Disposition of assets (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the Disposition of any securities or the extinguishment of any Indebtedness.

For purposes of determining the Consolidated Net Leverage Ratio, (a) there shall be included in determining Consolidated EBITDA of Parent and its Subsidiaries for any period, without duplication, (i) the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (b) there shall be excluded in determining Consolidated EBITDA of the Borrowers and their Subsidiaries for any period, the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis. Notwithstanding the foregoing, any amounts added back for purposes of calculating Consolidated EBITDA of Parent and its Subsidiaries for any period shall not exceed twenty percent (20%) of Consolidated EBITDA of Parent and its Subsidiaries for such period.

“Consolidated Interest Coverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated EBITDA of the Parent and its Subsidiaries for such Measurement Period to (b) Consolidated Interest Expense of the Parent and its Subsidiaries plus any fees for Letters of Credit issued hereunder, in each case for such Measurement Period.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance or similar bonds, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capitalized Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries), plus (b) all cash dividends paid or payable on preferred stock during such period other than to such Person or a Borrower determined on a consolidated basis for such period.

“Consolidated Net Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt of the Parent and its Subsidiaries minus unrestricted domestic cash not to exceed $100,000,000, in each case as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Parent and its Subsidiaries for such Measurement Period.

“Consolidated Net Leverage Ratio Increase” has the meaning assigned to such term in Section 7.12(a).

“Consolidated Net Leverage Ratio Increase Period” has the meaning assigned to such term in Section 7.12(a).

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such net income (or loss) for such period: (a) any income (or loss) of any other Person (the “second Person”) if such second Person is not a subsidiary of such first Person, except that such first Person’s equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its subsidiaries as a dividend or other distribution, (b) the income (or loss) of any second Person accrued prior to the date it became a subsidiary of such first Person or is merged into or consolidated with such first person or any of its subsidiaries or such second Peron’s assets are acquired by such first person or any of its subsidiaries, (c) non-recurring gains (or losses), (d) the income of any subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, and (e) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830.

“Consolidated Net Revenues” means, for the twelve (12) months preceding the date of determination, with respect to any Person for such period, the total consolidated net sales of such Person and their Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Parent and its Subsidiaries, all as set forth on the annual audited consolidated balance sheet of the Parent and its Subsidiaries most recently delivered under Section 6.1(a).

“Consolidated Total Debt” means, with respect to any Person and its Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness of the type set forth in clauses (a), (b), (c), (e), (g), (h) and (k) of the definition thereof.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or any equivalent thereof.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor; provided that, (i) if any Available Tenor does not correspond to a tenor applicable to the Unadjusted Benchmark Replacement, the closest corresponding tenor of the Unadjusted Benchmark Replacement shall be applied, and (ii) if applicable, if a tenor of the Unadjusted Benchmark Replacement corresponds equally to two tenors of the then-current Benchmark, the corresponding tenor of the shorter duration shall be applied.

“Credit Agreement” means this Second Amended and Restated Credit Agreement.

“Credit Extension” means the making of a Loan or a L/C Credit Extension.

“Credit Parties” means the Administrative Agent, the L/C Issuer and the Lenders.

“Daily BSBY Rate” means, for any day, a rate per annum equal to the BSBY Rate in effect on such day for a one‑month Interest Period (subject to any interest rate floor set forth in the definition of “BSBY Rate”).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Instrument” has the meaning assigned to such term in Section 8.1(f).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) in respect of any Loans a rate per annum equal to: (i) if such Loans are ABR Loans, 2% above the Alternate Base Rate as in effect from time to time plus the Applicable Margin for ABR Loans (but in no event less than the interest rate in effect on the due date), or (ii) if such Loans are BSBY Loans, 2% above the rate of interest in effect thereon at the time of the Event of Default that resulted in the Default Rate being instituted until the end of the then current Interest Period therefor and, thereafter, 2% above the Alternate Base Rate as in effect from time to time plus the Applicable Margin for ABR Loans (but in no event less than the interest rate in effect on the due date); and (b) in respect of other amounts payable by the Borrowers hereunder (other than interest) not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such other amounts are paid in full equal to 2% above the Alternate Base Rate as in effect from time to time plus the Applicable Margin for ABR Loans (but in no event less than the interest rate in effect on the due date).

“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, or (d) has, or has a direct or indirect holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer and each Lender.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 5.6.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of the Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition by (A) a Borrower to another Borrower or (B) a Non-Borrower Subsidiary to another Non-Borrower Subsidiary, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory or equipment in the ordinary course of business, (iv) dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of the Borrowers or their Subsidiaries, (v) sales, transfers, licenses, leases or other Dispositions resulting in aggregate Net Cash Proceeds not exceeding $5,000,000 during any Fiscal Year, (vi) the conversion of cash into Cash Equivalents and Cash Equivalents into cash, and (vii) the termination of any Swap Agreement; provided, that no Event of Default shall exist or shall result therefrom. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Equity Interests are issued.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“Affected Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any Affected Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Borrower or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Borrower or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Borrower or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Borrower or any ERISA Affiliate under Section 502(c) of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded CEA Swap Obligation” means, with respect to any Borrower, any CEA Swap Obligation if, and only to the extent that, all or a portion of the Guarantee of such Borrower of, or the grant by such Borrower of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Borrower or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitments pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitments (other than pursuant to an assignment request by the Borrowers under Section 3.7(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrowers under the Existing Credit Agreement that is outstanding on the Closing Date and is listed on Schedule 2.4.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Covenants” means the covenants set forth in Section 7.12(a) through (b).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to the Administrative Agent).

“Fiscal Year” means the four fiscal quarter period of the Parent ending not later than September 30 of each calendar year.

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to the BSBY Rate.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Borrower or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Borrower or Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s L/C Exposure other than such Defaulting Lender’s L/C Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof,.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Indebtedness” of any Person means, without duplication:

(a)    all liabilities, obligations and indebtedness of such Person for borrowed money;

(b)    all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c)    the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d)    the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e)    the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f)    all obligations of such Person to pay the deferred purchase price of property or services of any such Person, except: (i) Operating Leases, licenses, trade payables, and accrued liabilities, in each case arising in the ordinary course of business not more than 120 days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (ii) deferred compensation payable to directors, officers, and employees of the Borrowers so long as such compensation (A) is incurred in the ordinary course of business and pursuant to any incentive compensation plan adopted by the board of directors or other governing body of the Borrowers in the ordinary course of business and (B) is not evidenced by a promissory note or similar written instrument (other than such incentive compensation plan’s governing documentation or any grant notices issued thereunder), (iii) any purchase price adjustment, earn-out, holdback or deferred payment of a similar nature incurred in connection with a Permitted Acquisition so long as it is not evidenced by a promissory note or similar written instrument (except to the extent that the amount payable pursuant to such purchase price adjustment, earnout, holdback or deferred payment is reflected, or would otherwise be required to be reflected, on a balance sheet prepared in accordance with GAAP), and (iv) obligations in respect of non-competition agreements or similar agreements (except for such payments that are accounted for as acquisition consideration under GAAP);

(g)    indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)    [Reserved;]

(i)    all obligations of such Person in respect of Disqualified Equity Interests;

(j)    all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); and

(k)    all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.14(b).

“Intellectual Property” means property constituting a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Interest Payment Date” means (a) for any ABR Loan, the last Business Day of each calendar month and the Maturity Date, and (b) as to any BSBY Loan, the last day of the Interest Period therefor.

“Interest Period” means, as to any Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.8(d) shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person. For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitments hereunder at such time, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.

“L/C Advance” has the meaning assigned to such term in Section 2.4(c)(iii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, with respect to any Lender at any time, its Applicable Percentage of the L/C Obligations which are not Cash Collateralized.

“L/C Fronting Fee” has the meaning assigned to such term in Section 3.2(b)(ii).

“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c)(i).

“L/C Issuer” means Citizens Bank in its capacity as issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any time, with respect to all of the Lenders, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Borrowing), including all L/C Borrowings.

“L/C Participation Fee” has the meaning assigned to such term in Section 3.2(b)(i).

“L/C Sublimit” means an amount equal to the lesser of (a) $35,000,000 and (b) the aggregate amount of the Commitments. The L/C Sublimit is a sublimit of the Commitments.

“Lenders” means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date of the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrowers under Article 2.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10, and each other document entered into in connection herewith.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means a material adverse effect on: (i) the business, condition (financial or otherwise), assets, liabilities or operations of the Borrowers taken as a whole; (ii) the ability of the Borrowers (taken as a whole) to perform their obligations under any Loan Document to which the Borrowers are a party; (iii) the validity or enforceability of this Credit Agreement or the other Loan Documents; or (iv) the material impairment of the rights or remedies of Administrative Agent or any Lender under any Loan Documents.

“Material Subsidiary” means, as of any date of determination, any Wholly-Owned Subsidiary of the Parent (a) which owns any Intellectual Property or (b) which would need to be a Borrower for the Borrowers to provide, in the aggregate, at least 95% of reported (y) Consolidated Net Revenues of the Parent and (z) Consolidated Total Assets.

“Material Contract” means all contracts or agreements of Borrower with which the failure to comply could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means December 16, 2026 provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrowers ending on or prior to such date. A Measurement Period may be designated by reference to the last day thereof, and a Measurement Period shall be deemed to end on the last day thereof.

“Minimum Collateral Amount” means, with respect to any L/C Obligations at any time, an amount equal to 105% of such L/C Obligations at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Borrower Subsidiary” means any Subsidiary of Parent that is not a Borrower.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Material Office” means an office maintained by a Subsidiary of Parent that is utilized primarily as a sales office.

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.4(b)(iii).

“Notes” means, collectively any Second Amended and Restated Revolving Line of Credit Promissory Note, executed on or about the date hereof by Borrowers in favor of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means, collectively, the L/C Obligations, the Loan Document Obligations, the Cash Management Obligations, the Swap Agreement Obligations, and the Erroneous Payment Subrogation Rights.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Borrowing) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Parent” has the meaning assigned to such term in the Preamble.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Payment Recipient” has the meaning assigned to such term in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisitions” means, collectively, each Acquisition which satisfies each of the following conditions:

(a)    at the time of and immediately before and after giving Pro Forma Effect thereto, no Default shall have occurred and be continuing;

(b)    such Acquisition shall be consensual and, if applicable, has been approved by the Acquisition target’s board of directors (or comparable governing body) and provided, that if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval;

(c)    the Person, assets or business unit acquired in the Acquisition shall be engaged in an Approved Line of Business;

(d)    such Acquisition and all transactions related thereto shall be consummated in accordance with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(e)    (i) all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements Section 7.16 shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), including without limitation that the Acquisition target shall become a Subsidiary of Borrower; (ii) if such Acquisition is a merger or consolidation, a Borrower or a Subsidiary shall be the surviving Person; and (iii) no Change of Control shall have been effected by such Acquisition;

(f)    not later than 10 Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such Acquisition that is not funded solely with equity contributions, except with respect to an Acquisition in which the cash acquisition consideration is less than $75,000,000, the Borrower shall have delivered to the Administrative Agent (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) to the extent requested by the Administrative Agent, (A) satisfactory environmental assessments and (B) financial statements for the Borrower including the Acquisition target on a Pro Forma Basis;

(g)    to the extent the cash purchase price of any such Acquisition is not funded solely with equity contributions, the Borrower shall have delivered to the Administrative Agent within five Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, the applicable party under such acquisition agreements shall have received all required regulatory and third party approvals; and

(h)    the Borrower shall have delivered to the Administrative Agent (i) a Compliance Certificate demonstrating Pro Forma Compliance with the Financial Covenants (accounting for, if applicable, the Consolidated Net Leverage Ratio Increase); (ii) a certificate signed by a Responsible Officer certifying that all of the requirements set forth in this definition of “Permitted Acquisition” have been or will be satisfied on or prior to the consummation of such Acquisition; and (iii) such other documents and other information as may reasonably requested by the Administrative Agent or the Required Lenders in connection with such Acquisition.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(b)    landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f)    easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries;

(g)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries;

(h)    licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries;

(i)    customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Borrower or any of such Borrower’s Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(j)    Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(k)    Liens (i) on earnest money deposits made in cash by Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Credit Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Credit Agreement;

(l)    Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)    Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(n)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business;

(o)    Liens securing Indebtedness of the Borrowers that is permitted under Section 7.1(a)(iii) hereof; and

(p)    Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness; and provided, further, at no time shall “Permitted Encumbrances” include Liens that in the aggregate encumber assets of Borrower in excess of $15,000,000.

“Permitted Tax Distributions” means, subject to the limitations and provisions herein, for each fiscal quarter (or portion thereof) of a Fiscal Year, a distribution by a Borrower or a Subsidiary to the holders of its Equity Interests in an amount of cash equal to (a) in the event that each of the Borrowers is treated as a partnership or disregarded entity or other flow-through or financially transparent entity for federal income tax purposes, the product of (i) the taxable net income reportable by the Borrowers, Subsidiaries or their direct or indirect equity owners for federal income tax purposes during such fiscal quarter (or portion thereof), times (ii) the highest combined marginal federal, state, and local income tax rate (for clarification, excluding self-employment and similar taxes) that is applicable to a holder of the Equity Interests of such Borrower or (b) in the event such Borrower is a member of an affiliated group that files a federal consolidated income tax return, the product of (i) the net federal, state and local income tax payable by the consolidated taxpayer of such affiliated group, times (ii) a fraction, the numerator of which is the taxable net income of such Borrower, and the denominator of which is aggregate taxable net income of each member of the affiliated group that had taxable net income (and excluding any net losses of any member of the affiliated group). With respect to any fiscal quarter in which any Borrower’s federal reportable taxable net income is zero or a net loss (i) the Permitted Tax Distribution for such fiscal quarter shall be zero, and (ii) any such net loss shall reduce otherwise reportable taxable net income in subsequent fiscal quarters (whether in the same or a later calendar year) until all such net losses have been fully recouped by such reductions. If, upon the calculation of the annual reportable taxable net income or loss for any Fiscal Year of any Borrower, the aggregate Permitted Tax Distributions based on such annual reportable taxable net income or loss exceeds the aggregate Permitted Tax Distribution actually made with respect to such Fiscal Year, then the amount of Permitted Tax Distributions otherwise permitted for subsequent fiscal quarters shall be reduced by the amount of such excess until all such excess amounts have been recouped by such reductions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available. Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.1(d)(i).

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recipient” means the Administrative Agent, any Lender or the L/C Issuer, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is BSBY, 8:00 a.m. (New York City time) on the day that is two Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not BSBY, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Indebtedness” means Indebtedness of any Borrower or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and reasonable fees, costs, and expenses incurred in connection therewith), (b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the weighted average life to maturity of the Refinanced Obligations, (d) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms, taken as a whole, not materially less favorable to the Credit Parties than the Refinanced Obligations, (e) as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Default shall exist or have occurred and be continuing, (f) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (g) if the Refinanced Obligations or any Guarantees thereof are secured, (1) such Refinancing Indebtedness and any Guarantees thereof shall be secured by substantially the same or less collateral, taken as a whole, as secured such Refinanced Obligations or any Guarantees thereof and (2) the Liens to secure such Refinancing Indebtedness shall not have a priority, taken as a whole, more senior than the Liens securing the Refinanced Obligations, (h) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness, and (i) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Borrowers than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Federal Reserve Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, two or more unaffiliated Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of a Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, (d) any payment with respect to any Earn‑out Obligation, and (e) with respect to clauses (a) through (d) any transaction that has a substantially similar effect.

“Revolving Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Loans, plus (b) its L/C Exposure.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Commitments.

“S&P” means Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (which may include the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by the Borrowers or any of their Subsidiaries.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit E.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, or Restricted Payment that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”; provided that any increase in the Commitments above the amount of Commitments in effect on the Closing Date, for purposes of this definition, shall be deemed to be fully drawn.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency supplemental or other reserve requirements) expressed as a decimal that are prescribed by the Federal Reserve Board for determining the reserve requirements to which the Administrative Agent is subject with respect to BSBY Loans. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness incurred by a Borrower that is subordinated in right of payment to the prior payment of the Loan Document Obligations of such Borrower and contains subordination and other terms reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary Borrower” means any direct or indirect subsidiary of the Parent or Investment, as applicable.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit C, pursuant to which a subsidiary of Parent (other than a Non-Borrower Subsidiary) becomes a party to this Credit Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Agreement Obligations” means all obligations of the Borrowers under each Swap Agreement to which any Borrower or its Subsidiary is a party and that that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or becomes a Lender or an Affiliate of a Lender after it has entered into such agreement, provided, that Swap Agreement Obligations shall not include, with respect to any Borrower, Excluded CEA Swap Obligations of such Borrower.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor, the forward-looking term rate based on SOFR administered by CME Group Benchmark Administration Limited (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Loans and L/C Obligations at such time.

“Transaction Expenses” means any fees or expenses incurred or paid by Borrowers or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by Borrowers of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, and (d) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the BSBY Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the Form 10-Q containing the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in equity and cash flows of Parent and its Subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent Fiscal Year covered by the Audited Financial Statements and at least 45 days before the Closing Date.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c)(i).

“Unused Fee” has the meaning assigned to such term in Section 3.2(a).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.6(g)(v).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2    Classification of Loans and Borrowings. For purposes of this Credit Agreement, Loans may be classified and referred to by Type (e.g., a “BSBY Loan”).

Section 1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4    Accounting Terms; GAAP.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated Interest Coverage Ratio and Consolidated Net Leverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or covenant set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders unaudited financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

Section 1.5    Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6    References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7    Resolution of Drafting Ambiguities. Each Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8    Status of Loan Document Obligations. In the event that any Borrower shall at any time issue or have outstanding any Subordinated Debt, such Borrower shall take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.9    Rates Generally; Disclosure Regarding BSBY.

(a)         Rates Generally.         The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Alternate Base Rate, the Benchmark (including, in the case of the BSBY Screen Rate, the “alternative calculation waterfall” defined or set forth in the BSBY Index methodology), or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (ii) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (iii) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (iv) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)         Disclosure Regarding BSBY.         Each party hereto acknowledges and understands that:

(i)         BSBY is administered, constructed, calculated and published by Bloomberg and its administration, construction, calculation, publication, continuation, discontinuation, movement, and regulation is not controlled by the Administrative Agent and may change without prior notice,

(ii)         BSBY is a relatively new variable term rate designed to represent average yields at which large, global banks access Dollar senior unsecured marginal wholesale funding,

(iii)         Bloomberg constructs BSBY by observing activity in various financial instruments and markets in which the Administrative Agent may engage or participate, including bank deposits, certificates of deposit, commercial paper markets, and corporate bonds,

(iv)         BSBY is considered a so-called “credit sensitive rate” that could increase during times of market stress as it is expected to vary depending on market conditions that impact banks and other market participants,

(v)         BSBY is constructed in a manner that could lead to changes in its calculation during times of stress, and could lead to this Credit Agreement transitioning from BSBY to a Benchmark Replacement Rate,

(vi)         banking regulators have emphasized their expectations that banks conduct diligence regarding rates replacing LIBOR, including new rates like BSBY, and

(vii)         Bloomberg may change the terms of its license that governs Lender’s or the Borrowers’ use of BSBY.

Notwithstanding the above, the Borrowers agree to the use of BSBY for all purposes provided under the Loan Documents, accepting any inherent risks associated with such utilization.

Section 1.10    European Monetary Union. If, as a result of the implementation of European monetary union, (a) any currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro, then any amount payable hereunder by any party hereto in such currency shall instead be payable in Euro and the amount so payable shall be determined by translating the amount payable in such currency to Euro at the exchange rate recognized by the European Central Bank for the purpose of integrating such currency into the Euro, or (b) any currency and the Euro are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Loan made at such time shall be made in Euro and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in Euro (in an amount determined as set forth in clause (a)), at the election of the obligor. Prior to the occurrence of the event or events described in clause (a) or (b) of the preceding sentence, each amount payable hereunder in any currency will continue to be payable only in that currency.

Section 1.11    Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.12    Documents Executed by an Officer. Any document delivered hereunder that is signed by an officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Borrower and such officer shall be conclusively presumed to have acted on behalf of such Borrower.

ARTICLE 2

THE CREDITS

Section 2.1    Commitments.

(a)    Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitments, or (ii) the Total Revolving Outstandings exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans. Loans may be ABR Loans or BSBY Loans, as further provided herein.

(b)    Increase to Commitments. The Borrowers shall have the right, at any time and from time to time (but not to exceed two (2) increases in the aggregate) prior to the Maturity Date to increase the Commitments to an aggregate amount not to exceed the greater of (y) $175,000,000.00 or (z) Consolidated EBITDA of the Borrowers, provided, that (i) the Parent provides to Administrative Agent thirty days prior written notice of the exercise of each such option, (ii) no Event of Default or Default has occurred and/or is continuing as of the date of such increase, (iii) the Borrowers shall be in in Pro Forma Compliance with the Financial Covenants prior to and immediately after giving effect to the increase of the Commitments; (iv) the Borrowers shall have received Commitments from one or more of the existing Lenders and, if necessary, one or more new lenders for such increase (with any new lender to be reasonably acceptable to the Administrative Agent and the Borrowers), and (v) the Administrative Agent shall have received a satisfactory legal opinion of counsel to the Borrowers and such agreements, amendments, and other documentation executed by the Borrowers and the Lenders as the Administrative Agent determines necessary in its sole discretion to effectuate such increase. Each Lender shall have the right, but not the obligation, to commit to provide its ratable share of any such proposed increase to the Commitments. Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Commitment increases shall be identical to the terms and conditions applicable to the Commitments hereunder, and such increases shall be considered part of the Commitments.

Section 2.2    Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of BSBY Loans shall be made upon the Parent’s irrevocable notice, to the Administrative Agent, which may be given by telephone. Each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing) substantially in the form of a Committed Loan Notice appropriately completed and signed by a Responsible Officer of the Borrowers and received by the Administrative Agent (i) in the case of an ABR Borrowing, not later than 11:00 a.m. on the date of the proposed Borrowing, or (ii) in the case of any other Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing.

(b)    Except as provided in Section 2.4(c), each Borrowing or conversion of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of BSBY Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (F) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2. Notwithstanding anything in this Credit Agreement to the contrary, if the Borrower:

(i)    requests a Borrowing of, conversion to, or continuation of BSBY Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month; and

(ii)    fails to specify a Type of Dollar Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Dollar Loans shall be made as, continued as, or converted to, ABR Loans; and

For avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable BSBY Loans.

(c)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify the Lenders of the amount of its Applicable Percentage of the of Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.2(b). In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent, by transfer in immediately available funds to the account of the Administrative Agent most recently not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by transfer to the account of the Borrowers designated in the Commitments Loan Notice the amount of such funds; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, and second, to the Borrowers as provided above.

(d)    Except as otherwise provided herein, a BSBY Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrowers pay the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be requested as, converted to or continued as BSBY Loans and (ii) unless repaid, each BSBY Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto.

(e)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for BSBY Loans upon determination of such interest rate.

(f)    Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect at any time for all Borrowings of BSBY Loans.

(g)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required. All Borrowings must be made as ABR Borrowings unless the Borrowers shall have given a Committed Loan Notice requesting a BSBY Borrowing and provided an indemnity letter in form and substance satisfactory to the Administrative Agent extending the benefits of Section 3.5 to the Lenders in respect of such Borrowings.

Section 2.3    [Reserved].

Section 2.4    Letters of Credit.

(a)    The Letter of Credit Commitments. (i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents reasonably required by the L/C Issuer and relying upon the representations and warranties herein set forth (A) based upon the agreements of the Lenders set forth in this Section 2.4, the L/C Issuer agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of the Borrowers (provided that any Letter of Credit may be for the joint account of the Borrowers) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b), and (2) to honor conforming drafts under the Letters of Credit and (B) the Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.4; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any such Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the aggregate L/C Obligations would exceed the L/C Sublimit, (x) the Revolving Exposure of any Lender would exceed such Lender’s Commitments, or (y) the Total Revolving Outstandings would exceed the aggregate Commitments.

(ii)    The L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or direct that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Agreement Date (for which the L/C Issuer is not otherwise compensated hereunder);

(B)    subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D)    the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

(E)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit or any laws binding upon the L/C Issuer;

(F)    the Letter of Credit is to be denominated in a currency other than Dollars; or

(G)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the L/C Issuer may reasonably request.

(ii)    Subject to the terms and conditions set forth herein, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to have, and hereby irrevocably and unconditionally agrees to, acquire from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire risk participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(iii)    If the Borrowers so requests in any applicable Letter of Credit Application, the L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Auto-Renewal Letter of Credit from time to time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.4(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five Business Days before the applicable Nonrenewal Notice Date from the Administrative Agent or any Lender, as applicable, or the Borrowers that one or more of the applicable conditions specified in Section 4.2 is not then satisfied.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify promptly the Borrowers and the Administrative Agent thereof. On the Business Day on which the Borrowers shall have received notice of any payment by the L/C Issuer under a Letter of Credit or, if the Borrowers shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), the Borrowers shall (regardless of whether or not such Letter of Credit shall be for the sole account of any Borrower or for the joint account of such Borrower) reimburse the L/C Issuer through the Administrative Agent in an amount equal to such drawing in Dollars. If the Borrowers fail to so reimburse the L/C Issuer on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to the Borrowers for any reason), then (x) the Borrowers shall be deemed to have requested a Borrowing of ABR Loans in the amount of such drawing, and (y) the Administrative Agent shall promptly notify each Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. Such Loans shall be made by the Lenders without regard to the Borrowing Minimums and Borrowing Multiples. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of ABR Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of ABR Loans.

(ii)    Each Lender (including the Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.4(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Payment Office in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit in Dollars not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. The Administrative Agent shall remit the funds so received to the L/C Issuer, and may apply Cash Collateral provided for this purpose to such Unreimbursed Amount.

(iii)    Each Lender that makes funds available pursuant to Section 2.4(c)(ii) shall be deemed to have made an ABR Loan in Dollars to the Borrowers in such amount, provided that in the event the conditions for Borrowings set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then (A) the Borrowers shall be deemed to have incurred from the L/C Issuer a L/C Borrowing in Dollars in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate, and (B) such Lender shall be deemed to have purchased a participation in such L/C Borrowing in an amount equal to its Applicable Percentage thereof (a “L/C Advance”).

(iv)    Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.4(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Lender’s obligation to make Loans (but not L/C Advances) pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrowers of a Committed Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4(c)(vi) shall be conclusive absent manifest error.

(vii)    If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.4(c), the Administrative Agent receives for the account of such Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.4(c) is required to be returned under any of the circumstances described in Section 10.11, each Lender shall pay to the Administrative Agent its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d)    Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)    Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders in respect of the Revolving Facility, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.4(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)    Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g)    Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against any such Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)    Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under this Credit Agreement and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date by the L/C Issuer, (ii) each such Existing Letter of Credit shall be included in the calculation of L/C Obligations and Revolving Exposure, (iii) the issuer thereof shall be deemed to be the L/C Issuer with respect to such Existing Letter of Credit and (iv) all liabilities of the Borrowers with respect to such Existing Letters of Credit shall constitute Loan Document Obligations.

Section 2.5    Termination and Reduction of Commitments.

(a)    Unless previously terminated, the Commitments shall terminate on the last day of the Availability Period.

(b)    The Borrowers may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment or repayment of the Loans in accordance with Section 2.7, the sum of the Revolving Exposures of all Lenders would exceed the aggregate Commitments, (ii) each such reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (iii) any reduction of the Commitments to an amount below the L/C Sublimit shall automatically reduce the L/C Sublimit on a Dollar for Dollar basis. If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Revolving Exposure of all Lenders would exceed the aggregate Commitments, then the Borrowers shall on the date of such reduction or termination of Commitments, repay or prepay Borrowings and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.

(c)    The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5. Each reduction, and any termination, of the Commitments shall be permanent and each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.6    Repayment of Loans; Evidence of Debt.

(a)    Payment at Maturity. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of (A) each Lender the then unpaid principal amount of each Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Commitments in accordance with the provisions of this Credit Agreement.

(b)    [Reserved.]

(c)    [Reserved.]

(d)    Notes. The Loans shall be evidenced by the Notes. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

(e)    Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)    Register. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.6(e), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Credit Agreement.

Section 2.7    Prepayments.

(a)    Optional Prepayments. The Borrowers may, upon written notice to the Administrative Agent, at any time and from time to time, voluntarily prepay any Loan in whole or in part without premium or penalty (except as set forth in Section 3.5)), provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of a BSBY Borrowing and (2) one Business Day prior to the date of prepayment of an ABR Borrowing and (B) each prepayment shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5.

(b)    [Reserved.]

(c)    Prepayments of Loans. If for any reason the Total Revolving Outstandings at any time exceed the aggregate Commitments then in effect, the Borrowers shall immediately prepay, without premium or penalty, Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(d)    General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. All prepayments shall be accompanied by accrued interest thereon and any additional amounts required pursuant to Section 3.5.

Section 2.8    Payments Generally; Administrative Agent’s Clawback.

(a)    General. Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Borrowings, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds. In furtherance of the foregoing, the Borrowers hereby irrevocably authorize the Administrative Agent, in the Administrative Agent’s sole discretion, to request on behalf of the Borrowers, Loans (which shall be ABR Loans), in an amount sufficient to pay all principal, L/C Borrowings, interest, fees, or other amounts from time to time due and payable by any Borrower to any Credit Party hereunder or under any other Loan Document. All payments to be made by a Borrower hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Payment Office, except payments to be made to the L/C Issuer as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)    Pro Rata Treatment. Except as otherwise provided in this Section 2.8 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(c)    Administrative Agent’s Clawback. (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)    Notice by Administrative Agent. A notice from the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and purchase participations in Letters of Credit and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or purchase participations in Letters of Credit or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Letters of Credit or to make its payment under Section 10.3(c).

(e)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)    Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed L/C Borrowings then due to such parties.

(h)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.4, 3.5, 3.6 or 10.3) greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.

The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

Section 2.9    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.10; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the Revolving Facility without giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.

(C)    With respect to any L/C Participation Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. If any L/C Obligations are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitments. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.10.

(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.10    Cash Collateral.

(a)    Certain Credit Support Events. The Borrowers shall provide Cash Collateral to the L/C Issuer:

(i)    if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, within two Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of such L/C Borrowing,

(ii)    if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, immediately, in an amount not less than the Minimum Collateral Amount of such L/C Obligation,

(iii)    if the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of all L/C Obligations,

(iv)    if there shall exist a Defaulting Lender, within two Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of the Fronting Exposure of the L/C Issuer with respect to such Defaulting Lender,

(v)    if the L/C Obligations exceed the L/C Sublimit, within two Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of such excess, and

(vi)    if any Letter of Credit remains outstanding for any period following the Termination Date, within five Business Days, or such shorter period as may be agreed to by the Agent, prior to the Termination Date, in an amount equal to the Minimum Collateral Amount.

(b)    Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), (i) the Borrowers (and to the extent provided by any Defaulting Lender, such Defaulting Lender) hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. Borrower shall enter into documentation reasonably satisfactory to the Administrative Agent as may be requested in connection with the above described grant of security. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)    Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.10 or Sections 2.4, 2.7, 2.10 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.4(b)(vii))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1    Interest.

(a)    Interest Rate Generally. All ABR Loans shall bear interest at a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin. All BSBY Loans shall bear interest at a rate per annum equal to BSBY Rate for the Interest Period in effect for such Loans plus the Applicable Margin.

(b)    Default Rate.

(i)    Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)    Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Borrowings) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any BSBY Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)    Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Daily BSBY Rate or BSBY Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly manifest error.

(e)         BSBY Rate Conforming Changes. In connection with the use or administration of the BSBY Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of the BSBY Rate.

Section 3.2    Fees.

(a)    Unused Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender, an unused fee (the “Unused Fee”), which shall accrue at a rate per annum equal to the Applicable Margin on the average daily unused amount of the Commitments of such Lender during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6(a) to but excluding the date on which such Commitments terminate. For purposes of computing Unused Fees, the Commitments of any Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Loans and such Lender’s L/C Exposure. Accrued Unused Fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Commitments are permanently reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the Agreement Date. All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    L/C Fees. The Borrowers agree to pay (i) to the Administrative Agent for the account of the Lenders a fee (the “L/C Participation Fee”) in Dollars for each standby Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, and (ii) to the L/C Issuer for its own account a fee (the “L/C Fronting Fee”), which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the L/C Issuer on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any L/C Obligations, as well as the L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued L/C Participation Fees and L/C Fronting Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Agreement Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the L/C Issuer pursuant to this paragraph shall be payable within 10 days after demand. All L/C Participation Fees and L/C Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing then, so long as such Event of Default is continuing, L/C Participation Fees and L/C Fronting Fees, as applicable, shall be calculated at a rate per annum equal to the Default Rate.

(c)    Other Fees. The Borrowers agree to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts, if any, and at the times which may be separately agreed upon between the Borrowers and such Credit Party.

(d)    Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3    Inability to Determine Rates. Subject to Section 3.8, if, on or prior to the first day of any Interest Period for any BSBY Loan;

(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “BSBY Rate” cannot be determined pursuant to the definition thereof; or

(b)          the Required Lenders determine that for any reason in connection with any request for a BSBY Loan or a conversion thereto or a continuation thereof that the BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make BSBY Loans, and any right of the Borrower to continue BSBY Loans or to convert ABR Loans to BSBY Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of BSBY Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein, (ii) any outstanding affected BSBY Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5. Subject to Section 3.8, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “BSBY Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 3.4    Increased Costs; Illegality.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer (except any reserve requirement reflected in the BSBY Rate);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrowers will pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Applicable Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to BSBY or the BSBY Rate, or to determine or charge interest rates based upon BSBY or the BSBY Rate, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make BSBY Loans, and any right of the Borrower to continue BSBY Loans or to convert ABR Loans to BSBY Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all BSBY Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such BSBY Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such BSBY Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon BSBY or the BSBY Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

Section 3.5    Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any BSBY Loan other than on the last day of the Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any BSBY Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any BSBY Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), or (d) the assignment of any BSBY Loan other than on the last day of the Interest Period applicable thereto or maturity date applicable thereto as a result of a request by the Borrowers pursuant to Section 3.7(b), then, in any such event, the Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.6    Taxes.

(a)    Defined Terms. For purposes of this Section 3.6, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrowers. Each of the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrowers. Each of the Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Borrowers shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.6(e)(ii).

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 3.6, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)    Survival. Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Termination Date.

(j)    Confidentiality. Nothing contained in this Section shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Section 3.7    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.4 or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.6) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    unless waived by the Administrative Agent in its sole discretion, the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

3.8 Benchmark Replacement Setting.

(a)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and a Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.8), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” or clause (b) of the definition of “Benchmark Replacement Adjustment” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)         Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.

(d)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including BSBY or Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, (B) the administrator of such Benchmark or a Government Authority having jurisdiction over such administrator with respect to its publication of such Benchmark or a Governmental Authority having jurisdiction over the Administrative Agent, in each case acting in such capacity, has provided a public statement or publication of information identifying a specific date after which any tenor shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar-denominated syndicated loans, or (C) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided one or more public statements or publications of information (including by means of a Technical Note published on the BSBY Website) announcing or indicating, in effect, that any tenor for such Benchmark is not or will not be representative or that a BSBY Final Step Event has occurred with respect to any tenor of such Benchmark, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such impacted or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement described in clause (i)(B) or (i)(C) above, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of BSBY Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period with respect to the then-current Benchmark or at any time that a tenor for any then‑current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon any then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1    Conditions to Closing Date. The effectiveness of this Credit Agreement is subject to satisfaction or waiver of the following conditions precedent:

(a)    Credit Agreement. The Administrative Agent (or its counsel) shall have received a counterpart of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of the Borrowers and each Lender.

(b)    Notes. The Administrative Agent shall have received a Note for each Lender that shall have requested one, signed on behalf of the Borrowers.

(c)    Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as additional insured under each insurance policy with respect thereto and all endorsements thereto have been delivered, in each case, in accordance with the terms of the Loan Documents, and the Administrative Agent is otherwise satisfied with all of the insurance arrangements of the Borrowers and their Subsidiaries.

(d)    [Reserved.]

(e)    Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrowers shall have paid all fees and expenses that under the terms hereof are due and payable on or prior to the Closing Date, as well as the reasonable fees, disbursements and other charges of counsel to the Administrative Agent in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(f)    [Reserved.]

(g)    [Reserved.]

(h)    [Reserved.]

(i)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate attesting to the Solvency of each Borrower and its Subsidiaries (taken as a whole) on the Closing Date immediately before and after giving effect to the Transactions, from the chief financial officer or an authorized person performing similar function of the Borrowers.

(j)    [Reserved.]

(k)    [Reserved.]

(l)    [Reserved.]

(m)    USA PATRIOT Act; KYC. At least five days prior to the Closing Date, each Lender shall have received:

(i)    any and all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii)    to the extent any Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to the Borrowers.

(n)    Financial Statements. The Administrative Agent shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements.

(o)    Legal Impediments. No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Revolving Facility.

(p)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect or any event or circumstance that could reasonably be expected to result in a Material Adverse Effect and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrowers to the foregoing effect.

(q)    [Reserved.]

(r)    [Reserved.]

(s)    Additional Deliverables. The Administrative Agent shall have received such further documents, certificates, instruments, or other closing deliverables in form and content satisfactory to Administrative Agent in its sole discretion.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent of any disagreement prior to the initial Credit Extensions hereunder. Notwithstanding the foregoing, the obligations of the Lenders to make Credit Extension and of the L/C Issuer to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 10.2) at or prior to 5:00 p.m. on December 16, 2021 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.2    Conditions to All Credit Extensions. The obligation of each Lender or the L/C Issuer, as the case may be, to make its initial Credit Extension hereunder and honor any additional Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of BSBY Loans) is subject to the satisfaction of the conditions in Section 4.1 and the following additional conditions precedent:

(a)    Each of the representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in all respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)    Administrative Agent shall have received each of the closing deliverables listed on Schedule 4.2 attached to this Credit Agreement, in each case in form and substance satisfactory to Administrative Agent.

(d)    The Administrative Agent shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of the Borrowers with respect to any Credit Extensions.

(e)    [Reserved.]

(f)    The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Closing Date) from Cozen O’Connor, special counsel to the Borrowers, in form, scope and substance satisfactory to the Administrative Agent. The Borrowers hereby request such counsel to deliver such opinions.

(g)    The Administrative Agent shall have received a certificate of a Responsible Officer of each Borrower, dated the Closing Date, substantially in the form of Exhibit B.

(h)    The Administrative Agent shall have received a certificate and signed by a Financial Officer of the Borrowers confirming that the conditions set forth in paragraph (p) of Section 4.1 and clauses (a) and (b) of this Section 4.2 shall be satisfied.

(i)     The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of BSBY Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

Section 5.1    Existence, Qualification and Power; Compliance with Laws. Each Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted. Schedule 5.1 hereto accurately and completely lists, as to each Borrower: (i) the state of incorporation or organization of each such entity, and the type of legal entity that each of them is, (ii) as to each of them that is a corporation, the classes and number of authorized and outstanding shares of capital stock of each such corporation, and the owners of such outstanding shares of capital stock, (iii) as to each of them that is a legal entity other than a corporation (but not a natural person), the type and amount of equity interests authorized and outstanding of each such entity, and the owners of such equity interests, and (iv) the business in which each of such entities is engaged. All of the foregoing shares or other equity interests that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable, and are owned by the Borrowers referred to on Schedule 5.1, free and clear of any Lien except as otherwise provided for herein. Except as set forth on Schedule 5.1, there are no outstanding warrants, options, contracts or Commitments of any kind entitling any Person to purchase or otherwise acquire any shares of Capital Stock or other equity interests of any Borrower or any Subsidiary nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other equity interests of any Borrower or any Subsidiary. Except as set forth on Schedule 5.1, neither any Borrower nor any Subsidiary has any Subsidiary. Each Subsidiary Borrower is a wholly owned Subsidiary of Investment and Investment is a wholly owned Subsidiary of Parent. Schedule 5.1 hereto accurately and completely lists each of the Material Subsidiaries. Each of the Borrowers and its Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business. There are no jurisdictions other than as set forth on Schedule 5.1 hereto in which the character of the properties owned or proposed to be owned by any Borrower or any Subsidiary or in which the transaction of the business of any Borrower or any Subsidiary as now conducted or as proposed to be conducted requires or will require any Borrower or any Subsidiary to qualify to do business and as to which failure so to qualify could have a Material Adverse Effect. With respect to each Foreign Subsidiary, (i) each office maintained by each such Foreign Subsidiary is a Non-Material Office, (ii) such Foreign Subsidiaries do not own real and/or personal property that has a fair market value in excess of $750,000 with respect to all such property owned by such Foreign Subsidiaries in the aggregate, and (iii) such Foreign Subsidiaries do not in the aggregate account for more than 5% of Parent's Consolidated Net Revenues (as determined in accordance with GAAP) for Parent's fiscal year ending September 30, 2021.

Section 5.2    Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is a party, and the consummation of the Transactions, are within such Borrower’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law.

Section 5.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Borrower of any Loan Document to which it is a party, or for the consummation of the Transactions or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4    Binding Effect. Each Loan Document has been duly executed and delivered by each Borrower that is party thereto and constitutes a legal, valid and binding obligation of each such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements and Unaudited Financial Statements:

(i)    fairly present the financial condition of Parent and its Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii)    show all material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries, as applicable, as of the date thereof, including liabilities for Taxes, material Commitments and contingent obligations required by GAAP to be shown therein.

(b)    [Reserved.]

(c)    Since September 30, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Borrowers may satisfy the requirements of this Section 5.5 by filing the required financial information in electronic format with the Securities and Exchange Commission.

Section 5.6    Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Borrower or, to the knowledge of the Borrower, threatened against or affecting the Borrowers or any of their Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could be expected, individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters).

Section 5.7    Environmental Matters.

(a)    Except for the Disclosed Matters and except for Environmental Claims which have been fully resolved with no remaining obligations or conditions:

(i)    each Borrower and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Borrower or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed, which revocation, suspension or non-renewal is reasonably likely to result in a Material Adverse Effect;

(ii)    the execution and delivery of this Credit Agreement and the consummation by the Borrowers of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii)    each of the Borrowers and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;

(iv)    no Borrower nor any of its Subsidiaries has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Borrower or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Borrower or Subsidiary. No Borrower or any of its Subsidiaries has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v)    as of the Agreement Date: (A) no property or facility currently, or to the knowledge of each Borrower, formerly owned, operated or leased by any Borrower or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Borrower, any of its present or former Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi)    (A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Borrower, any of its Subsidiaries or any predecessor in interest, on, at or under any property currently or formerly owned, leased or operated by any Borrower, any of its current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Borrower or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Borrower or any of its Subsidiaries under any Environmental Law, and (C) neither the Borrowers nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Borrower or any of its Subsidiaries;

(vii)    (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii)    no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Borrower or any of its Subsidiaries under any Environmental Law.

(b)    Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)    The Borrowers and their Subsidiaries have provided to the Administrative Agent and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Borrower or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Borrower or any such Subsidiary with, or liability under any Environmental Law.

Section 5.8    Ownership of Properties; Liens. Each Borrower and its Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Borrowers and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (d) enjoys peaceful and undisturbed possession under all such material leases.

Section 5.9    Casualty, Etc. Neither the businesses nor the properties of any Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10    Investment Company Status, Etc. No Borrower or any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 5.11    Taxes. Each Borrower and its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith and (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Borrower or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12    ERISA.

(a)    Each Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan.

(b)    Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c)    There are no pending or, to the knowledge of the Borrowers, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan. There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan.

(d)    No Borrower or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(e)    No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Borrower or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Section 5.13    Subsidiaries; Equity Interests. Neither any Borrower nor any of its Subsidiaries has issued any Disqualified Equity Interests and there are no outstanding options or warrants to purchase Equity Interests of any Borrower or any of its Subsidiaries of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing. All of the issued and outstanding Equity Interests owned by any Borrower in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Permitted Liens and Liens in favor of the Administrative Agent.

Section 5.14    Insurance. As of the Agreement Date, all premiums in respect of all insurance maintained by or on behalf of Borrowers and their Subsidiaries that are due and payable have been paid.

Section 5.15    Federal Reserve Regulations, Etc. Neither any Borrower nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Borrower’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.

Section 5.16    Material Contracts. No Borrower is in violation of any term of any agreement or instrument (including, without limitation any Material Contract) binding on or otherwise affecting it or any of its properties, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.17    Solvency. Immediately before and after the consummation of each Transaction, each of the Borrowers and its Subsidiaries on a consolidated basis are Solvent.

Section 5.18    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)    Each Borrower, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Borrower, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person. Each Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)    No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c)    Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Borrower and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

Section 5.19    [Reserved.]

Section 5.20    Accuracy of Information, Etc.

(a)    Each Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Borrower to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.21    Labor Matters. There are no strikes, lockouts or slowdowns against any Borrower or any of its Subsidiaries pending or, to the knowledge of any Borrower, threatened. The hours worked by and payments made to employees of the Borrowers and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters which violation is reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrowers or any of their Subsidiaries, or for which any claim may be made against any of the Borrowers or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Subsidiary, except to the extent not reasonably likely to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Borrowers or any of their Subsidiaries is bound.

Section 5.22    Absence of Certain Restrictions. No indenture, certificate of designation for preferred stock, agreement or instrument to which any Borrower or any of its Subsidiaries is a party (other than this Credit Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, any Borrower or to another Subsidiary.

Section 5.23    No Default. No Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.24    Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of the Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower. Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Borrowers and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

Section 5.25    Brokers’ Fees. None of the Borrowers or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement.

Section 5.26    Affected Financial Institutions. No Borrower is an Affected Financial Institution.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Termination Date, each of the Borrowers covenants and agrees with the Credit Parties that:

Section 6.1    Financial Statements and Other Information. The Borrowers will furnish or caused to be furnished to the Administrative Agent and each Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by the Administrative Agent:

(a)    within 90 days after the end of each Fiscal Year, the Borrower’s 10-K containing the audited consolidated balance sheet of the Parent and its Subsidiaries together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Grant Thornton, LLP or another registered independent public accounting firm of recognized standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, the Borrower’s Form 10-Q containing the unaudited consolidated balance sheet of the Parent and its Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrowers (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Borrower since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, (iv) attaching reasonably detailed calculations demonstrating compliance with Section 7.12, and (v) certifying that the Borrowers have no Subsidiaries other than (A) those that existed on the Closing Date, (B) those formed or acquired after the Closing Date with respect to which the Administrative Agent was previously notified in a previous Compliance Certificate, and (C) those other Subsidiaries set forth on the relevant Schedule to such Compliance Certificate, which Schedule sets forth for each such Subsidiary whether such Subsidiary is (y) a Domestic Subsidiary, or (z) a Material Subsidiary; and

(d)    promptly following any request therefor, (i) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.

Section 6.2    Notices of Material Events. The Borrowers will furnish or caused to be furnished to the Administrative Agent each Lender prompt written notice of the following:

(a)    the occurrence of any Event of Default of which a Responsible Officer has knowledge, specifying the nature and extent thereof;

(b)    the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, which if adversely determined would have a Material Adverse Effect, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Borrower or any of its Subsidiaries (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles and general liability claims of less than $5,000,000 fully covered by insurance);

(c)    if requested by Administrative Agent from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, and as soon as possible after, and in any event within 10 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event (or any similar event with respect to a Foreign Plan) has occurred that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) would reasonably be expected to result in liability of any Borrower or any ERISA Affiliate in an aggregate amount exceeding $1,000,000;

(d)    as soon as possible and in no event later than five Business Days after the receipt by any Borrower or any of its Subsidiaries, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Borrower or any of its Subsidiaries, in each case, which could reasonably be expected to have a Material Adverse Effect;

(e)    promptly after the same become publicly available, and in any event within 10 days of any such filing, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be;

(f)    [Reserved.];

(g)    promptly after any Borrower or any of its Subsidiaries (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934;

(h)    within five Business Days following the consummation of any acquisition for which the value of the total consideration paid by any Borrower or any Subsidiary (whether in cash or otherwise) is greater than or equal to $75,000,000, (1) a notice of such acquisition, which notice shall set forth evidence of pro forma compliance with all the financial covenants under the Loan Documents, and (2) true and complete copies of each acquisition document together with all schedules thereto, each executed by all of the parties thereto;

(i)    the occurrence of any other development of which Borrower has knowledge that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(j)    any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein;

(k)    [Reserved.]; and

(l)    promptly, copies of any amendments or modifications to any of the Borrowers’ Organizational Documents, certified by the applicable Secretary of State or secretary of the Borrowers, as applicable.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrowers or other executive officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3    Existence; Conduct of Business. The Borrowers will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Section 6.4    Payment and Performance of Obligations. The Borrowers will, and will cause each of its Subsidiaries to, pay or perform its obligations, including Tax liabilities, except where such obligation shall be Contested in Good Faith and by appropriate proceedings and that, to the extent required by GAAP then in effect, proper and adequate book reserves relating thereto are established by the Borrowers, or, as the case may be, by the appropriate Subsidiary, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

Section 6.5    Maintenance of Properties. The Borrowers will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and to make all reasonable repairs, replacements, additions and improvements thereto.

Section 6.6    Books and Records; Inspection Rights. The Borrowers will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Credit Party, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of the Lenders (except that after the occurrence and during the continuance of an Event of Default, as the Borrowers’ expense) and at such reasonable times but, so long as no Event of Default has occurred and is continuing, not more than once per year; provided, however, during the existence of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice.

Section 6.7    Compliance with Laws. The Borrowers will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

Section 6.8    Use of Proceeds.

(a)    The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes, including working capital, capital expenditures, Permitted Acquisitions, permitted stock repurchases, and permitted dividend payments.

(b)    No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall ensure that each Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

Section 6.9    Certain Subsidiary Matters.

(a)    Ensure at all times that any Subsidiary that is a Material Subsidiary becomes a co-borrower or a guarantor and within thirty (30) days of such date that such Subsidiary becomes a Material Subsidiary, in connection therewith, such Material Subsidiary shall execute a Subsidiary Joinder Agreement or a guaranty agreement in form and content satisfactory to Administrative Agent and any other documentation reasonably required by the Administrative Agent, which may include opinions of counsel, certificates, lien searches, and amendments to this Agreement.

(b)    With respect to each Foreign Subsidiary, ensure that at all times, such Foreign Subsidiaries do not in the aggregate account for more than 5% of Parent's Consolidated Net Revenues.

Section 6.10    Insurance.

(a)    The Borrowers will, and will cause each of their Subsidiaries to, maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)    The Borrowers will, and will cause each of its Subsidiaries to, (i) cause all such policies of such Borrower and its Subsidiaries to be endorsed or otherwise amended to include an additional insured endorsement in form and substance reasonably satisfactory to the Administrative Agent, and which amendment shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to such Borrower under such policies directly to the Administrative Agent, (ii) cause all such policies to provide that neither such Borrower, any Subsidiary or the Administrative Agent nor any other party shall be a co-insurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect its interests, (iii) deliver original or certified copies of all such policies to the Administrative Agent and/or deliver a detailed list of the insurance then in effect stating the names of the insurance companies, the amount and rates of the insurance, the dates of expiration thereof and the properties and risks covered thereby, (iv) cause each such policy to provide that it shall not be canceled, modified or not renewed for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent, (v) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)    The Borrowers will promptly upon request of the Administrative Agent or any other Lender, deliver to the Administrative Agent (for distribution to all Lenders), evidence of compliance by all Borrowers with the requirements contained Sections 6.10(a) and (b) in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.

(d)    The Borrowers will, and will cause each of its Subsidiaries to, notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10 is taken out by any Borrower; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(e)    In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i)    no Credit Party or any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Borrower shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any Credit Party or any of their Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrowers (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

(ii)    the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.10 shall in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Borrower or its Subsidiaries or the protection of their properties and the Administrative Agent and the Required Lenders shall have the right from time to time to require the Borrowers and their respective Subsidiaries to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms.

Section 6.11    Damage; Condemnation. The Borrowers will, and will cause each of their Subsidiaries to, furnish to the Credit Parties prompt written notice of insured damage to any portion of any property owned or held by or on behalf of itself or any of its Subsidiaries or the commencement of any action or proceeding for the condemnation or other taking of any such property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 6.12    Environmental Matters. The Borrowers will, and will cause each of their Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Government Authorities pursuant to Environmental Law, (c) notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Borrower or any of its Subsidiaries in excess of $500,000 in the aggregate and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith. If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by any Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, then, subject to Section 9.3(d), upon request by the Administrative Agent the Borrowers shall cause such Borrower to permit the Administrative Agent to appoint a nationally-recognized independent environmental testing firm or such other consultant as the Administrative Agent shall determine, at the Borrowers’ expense, to have access to all property owned or leased by each Borrower and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as the Administrative Agent deems appropriate to investigate the subject of the potential violation or Release.

Section 6.13    Intellectual Property. Borrower shall own and possess the irrevocable right to use, all of the Intellectual Property necessary to own and operate Borrower’s properties and to carry on its business as presently conducted and presently planned to be conducted.

Section 6.14    Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE 7

NEGATIVE COVENANTS

Until the Termination Date, each Borrower covenants and agrees with the Credit Parties that:

Section 7.1    Indebtedness; Equity Interests.

(a)    The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except the following Indebtedness (so long as, after giving effect to the incurrence of such Indebtedness, no Default or Event of Default would exist):

(i)    Indebtedness created under the Loan Documents;

(ii)    Indebtedness existing on the Agreement Date and set forth in Schedule 7.1, and any and any Refinancing Indebtedness with respect thereto;

(iii)    Indebtedness of the Borrowers or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed $10,000,000 at any time;

(iv)    Indebtedness of any Person that becomes a Subsidiary of a Borrower after the Agreement Date, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iv) shall not, without duplication, exceed $5,000,000 at any time;

(v)    intercompany Indebtedness of the Borrowers or any Subsidiary owing to and held by the Borrowers or any Subsidiary; provided, however, that (A) if the Borrowers or any Subsidiary is the obligor on such Indebtedness and any Subsidiary (other than a Subsidiary Borrower) is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of Obligations, and (B) Indebtedness of Subsidiaries (other than Subsidiary Borrowers) owed to the Borrower and/or a Subsidiary Borrower may not exceed $5,000,000 in the aggregate at any time outstanding;

(vi)    Guarantees by (A) any Borrower of Indebtedness of any other Borrower, (B) any Non- Borrower Subsidiary of Indebtedness of any other Non- Borrower Subsidiary, and (C) any Non- Borrower Subsidiary of any Indebtedness of any Borrower, provided that, in each case, such Indebtedness is otherwise permitted by this Section 7.1(a);

(vii)    obligations under any Swap Agreements permitted by Section 7.7;

(viii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(ix)    unsecured guarantees arising as a result of customary indemnification obligations to purchasers that are not Affiliates of a Borrower in connection with any Disposition permitted by Section 7.5;

(x)    Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Borrower or its Subsidiaries and unsecured guarantees thereof;

(xi)    Subordinated Debt in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(xii)    contingent payment obligations and contingent liabilities in respect of any indemnification obligations and adjustments of purchase price, in each case in connection with a Permitted Acquisition; and

(xiii)    Indebtedness incurred to finance insurance premiums;

(xiv)    additional unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

(b)    The Borrowers will not, and will not permit any of their Subsidiaries to, (i) issue any Disqualified Equity Interests, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Borrower or any of its Subsidiaries, except as permitted under Section 7.8.

Section 7.2    Liens. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Liens created under the Loan Documents;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of the Borrowers or any Subsidiary existing on the Agreement Date and set forth in Schedule 7.2, provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Agreement Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    any Lien on fixed or capital assets acquired, constructed or improved by the Borrowers or any Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a) (iii), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing by any Borrower or any Subsidiary; and (iv) such Lien shall not apply to any other property or assets of the Borrowers or any Subsidiary;

(e)    with the prior written consent of the Administrative Agent and the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), Liens on property acquired pursuant to a Permitted Acquisition; provided, however, that: (i) any such Lien shall attach only to the property or asset acquired in such Permitted Acquisition and shall not extend to or cover any other assets or properties of any Borrowers or, as the case may be, a Subsidiary, (ii) the Indebtedness secured or covered by any such Lien shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any Borrowing by any Borrower or any Subsidiary, and (iii) the Indebtedness secured or covered by any such Lien shall not exceed the amount of Indebtedness permitted by Section 7.1(a)(iii) hereof; and

(f)    the interests of the lessor under any Capitalized Lease.

Section 7.3    Fundamental Changes; Business; Fiscal Year.

(a)    The Borrowers will not, and will not permit any of their Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division, provided that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing:

(i)    any Wholly-Owned Subsidiary of a Borrower may merge into or consolidate with (A) a Borrower in a transaction in which a Borrower is the surviving entity, and (B) to the extent such Subsidiary is a Non-Borrower Subsidiary, any other Non-Borrower;

(ii)    a Borrower or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i), provided that (x) in the case of a merger involving a Borrower, such Borrower shall be the surviving entity of such merger, (y) such merger is permitted by Section 7.4 and either (A) the Borrower shall be the surviving entity or (B) such other Person shall become a Borrower pursuant to Section 7.16, and (z) such merger shall not be prohibited by Section 7.5;

(iii)    (A) any Subsidiary of a Borrower may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to another Borrower and (B) any Non-Borrower Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to a Borrower;

(iv)    a Borrower or any of its Subsidiaries may sell, transfer, lease or otherwise Dispose of its assets in a transaction that is not permitted by Section 7.3(a)(iii), provided that such sale, transfer, lease or other Disposition is permitted by Section 7.5; and

(v)    (A) any Non‑Borrower Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another Non‑Borrower Subsidiary or a Borrower and (B) any Borrower may liquidate or dissolve so long as any remaining assets of such Borrower are transferred to another Borrower; provided that, in each case, the Borrowers determines in good faith that such liquidation or dissolution is in the best interests of Borrowers and their Subsidiaries and is not disadvantageous to the Administrative Agent or any Lender in any material respect;

(b)    The Borrowers will not, and will not permit any of their Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business; and

(c)    The Borrowers will not, and will not permit any of their Subsidiaries to, change its Fiscal Year.

Section 7.4    Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or Division) any Investment, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, make any Acquisition or purchase or otherwise enter into or become party to any derivative transaction, except (and so long as at the time such Investment is made no Default or Event of Default then exists or would result from the making of such Investment):

(a)    Investments in cash and Cash Equivalents;

(b)    investments existing on the Agreement Date and set forth in Schedule 5.13 and Schedule 7.4;

(c)    equity Investments made by the Borrowers in the Equity Interests of any Subsidiary Borrower or any Non-Borrower Subsidiary and made by any Subsidiary Borrower in the Equity Interests of any other Subsidiary Borrower or any Non-Borrower Subsidiary; provided that Investments pursuant to this Section 7.4(c) in any Non-Borrower Subsidiary shall not exceed $5,000,000 in the aggregate after the Agreement Date less any amounts expended pursuant to subsection (e) below;

(d)    Investments constituting Indebtedness made by (i) any Borrower to any Subsidiary thereof or (ii) any Subsidiary to any Borrower or another Subsidiary, in each case subject to the limitations set forth in Section 7.1(a)(v) and (vi);

(e)    acquisitions made by (i) any Borrower from any other Borrower, (ii) any Non- Borrower Subsidiary from any other Non- Borrower Subsidiary and (iii) any Non- Borrower Subsidiary from any Borrower; provided that, with respect to this clause (e), the amount of any such Investments shall not exceed $5,000,000 in the aggregate after the Agreement Date less any amounts expended pursuant to subsection (c) above;

(f)    Guarantees permitted by Section 7.1(a);

(g)    Swap Agreements permitted by Section 7.7;

(h)    Permitted Acquisitions;

(i)    payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business;

(j)    (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to any Borrower or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or its Subsidiaries;

(k)    Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrowers or any Subsidiary thereof (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l)    deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness, including earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(m)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; and

(n)    other Investments by the Borrowers and their Subsidiaries after the Agreement Date in an aggregate amount not to exceed $5,000,000.

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) minus all returns of principal, capital, dividends, distributions and other cash returns thereof and minus all liabilities expressly assumed by another Person in connection with the sale or other Disposition of any Investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.5    Dispositions. The Borrowers will not, and will not permit any of their Subsidiaries to, Dispose of any of its assets except:

(a)    issuances of Qualified Equity Interests by any Wholly-Owned Subsidiary of a Borrower to a Borrower;

(b)    the sale or lease of inventory or equipment in the ordinary course of business;

(c)    the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(d)    the licensing and sublicensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and the leasing and subleasing of any other property;

(e)    the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2;

(f)    the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Borrower or Subsidiary thereof to the extent, in such Borrower’s reasonable business judgment, not economically desirable in the conduct of such Borrower’s business or so long as such lapse is not materially adverse to the interests of the Lenders and (ii) the expiration of patents in accordance with their statutory terms;

(g)    the sale of assets (other than Equity Interests of any Wholly-Owned Subsidiary, unless all of the Equity Interests of such Wholly-Owned Subsidiary (other than the Borrowers) are sold in accordance with this clause (g)) for at least fair market value, so long as (A) no Default then exists or would immediately result therefrom, (B) at least 75% of the consideration received by the applicable Borrower consists of cash or Cash Equivalents and is paid at the time of the closing of such sale, and (C) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (g) shall not exceed $25,000,000 in the aggregate during any Fiscal Year (for this purpose, using the fair market value of property other than cash and Cash Equivalents);

(h)    Dispositions of assets acquired by Borrowers and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of such Permitted Acquisition in an aggregate amount not to exceed $5,000,000 for each such Permitted Acquisition;

(i)    any trade in of equipment in exchange for other equipment in the ordinary course of business; and

(j)    the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder.

Section 7.6     ERISA. The Borrowers will not cause or permit to occur (and will not cause or permit any ERISA Affiliate to cause or permit to occur) an ERISA Event to the extent such ERISA Event would reasonably be expected to have a Material Adverse Effect.

Section 7.7    Swap Agreements. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrowers or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrowers or any Subsidiary) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Borrower or Subsidiary.

Section 7.8    Restricted Payments. The Borrowers will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)    any Subsidiary of Borrowers may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests (other than Disqualified Equity Interests);

(b)    any Subsidiary of Borrowers may declare and pay dividends or other distributions with respect to its Equity Interests to the Borrowers;

(c)    the Borrowers or any Subsidiary may declare and pay Permitted Tax Distributions;

(d)    so long as (i) no Default shall have occurred and be continuing both before and after giving effect thereto and (ii) the Consolidated Net Leverage Ratio is equal to or less than 3.00:1.00, calculated on a Pro Forma Basis, the Borrowers may make additional Restricted Payments in an aggregate amount not to exceed $125,000,000 in any Fiscal Year; and

(e)    the making of dividends or distributions by a Non-Borrower Subsidiary to a Borrower or another Non-Borrower Subsidiary.

Section 7.9    Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, Dispose (including pursuant to a merger or Division) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger or Division) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section shall not apply to any transaction that is expressly permitted under Sections 7.1, 7.3, 7.4, 7.5 or 7.8 of this Credit Agreement between or among the Borrowers and not involving any other Affiliate) and (b) transactions between Borrowers.

Section 7.10    Restrictive Agreements. The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Subsidiary, provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, and (B) restrictions and conditions existing on the Agreement Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition).

Section 7.11    Amendment of Material Documents. The Borrowers will not, and will not permit any of their Subsidiaries to, amend, supplement modify or waive any of its rights under any of their Organizational Documents, other than immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Credit Parties, provided that the Borrowers shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

Section 7.12    Financial Covenants.

(a)    Consolidated Net Leverage Ratio. The Borrowers will not permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter to be greater than 3.00:1.00; provided, that, at the election of the Borrowers, following the consummation of any Permitted Acquisition in which consideration paid by Borrower is greater than $50,000,000, the maximum Consolidated Net Leverage Ratio may be increased by 0.50:1.00 (the “Consolidated Net Leverage Ratio Increase”) for the four consecutive fiscal quarters ending immediately after such Permitted Acquisition (the “Consolidated Net Leverage Ratio Increase Period”); provided, further, that the Consolidated Net Leverage Ratio Increase shall in no event exceed 3.50:1.00. The Consolidated Net Leverage Ratio must return to 3.0:1.00 for at least one full fiscal quarter following the Consolidated Net Leverage Ratio Increase Period. The Consolidated Net Leverage Ratio Increase may be exercised by Borrowers two times prior to the Maturity Date.

(b)    Consolidated Interest Coverage Ratio. The Borrowers will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.00 to 1.00.

Section 7.13    Government Regulation. The Borrowers will not, and will not permit any of their Subsidiaries to, (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Borrower or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower’s identity as may be requested by any Credit Party at any time to enable such Credit Party to verify any Borrower’s identity or to comply with any applicable law or regulation, including Section 326 of the USA PATRIOT Act.

Section 7.14    Hazardous Materials. The Borrowers will not, and will not permit any of their Subsidiaries or agents to, cause or permit a Release or threat of Release of Hazardous Materials on, at, in, above, to, from or about any of the property where such Release or threat of Release would (a) violate, or form the basis for any Environmental Claims under, any Environmental Law or any Environmental Permit or (b) otherwise adversely impact the value or marketability of any property of any Borrower or any of its Subsidiaries, other than such Release, violation or Environmental Claim as could not reasonably be expected to result in a material Environmental Liability.

Section 7.15    Double Negative Pledge. Except as expressly permitted by this Credit Agreement, the Borrowers will not, and will not permit any of their Subsidiaries to enter into any agreement which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired.

Section 7.16    [Reserved.]

Section 7.17    Prepayments. The Borrowers will not, and will not permit any of their Subsidiaries to make any voluntary or optional prepayment of any Indebtedness for borrowed money incurred or permitted to exist under the terms of this Credit Agreement, other than Indebtedness evidenced by the Notes, unless and to the extent refinanced with new long term Indebtedness on terms (including amortization and maturity) at least as favorable to the Borrowers as the Indebtedness being prepaid; provided, however, that no Default or Event of Default has occurred and is then continuing or would result from any such payment.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1    Events of Default. Any of the following shall constitute an Event of Default:

(a)    Non-Payment of Principal or L/C Disbursement. Any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b)    Other Non-Payment. Any Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(c)    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, (a) with respect to the representations and warranties in Sections 5.5 of this Credit Agreement shall prove to have been incorrect in any material respect when made or deemed made and (b) with respect to any other representation or warranty, reasonably susceptible to cure, remains uncured for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent.

(d)    Specific Covenants. Any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1, 6.2(a), 6.3, 6.7, 6.8, or 6.10, or in Article 7; provided, that the failure to perform or observe any of such covenants has or may result in a Material Adverse Effect.

(e)    Other Covenants. Any Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof shall have been given to a Borrower by the Administrative Agent.

(f)    Cross Default on Other Indebtedness. (i) Any Borrower shall fail to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which any Borrower or any Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; (ii) any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or (iii) any Borrower shall fail to pay any Indebtedness for borrowed money due at final maturity or pursuant to demand under any Debt Instrument; provided, however that the provisions of this Section 8.1(f) shall not be applicable to any Debt Instrument that on the date this Section 8.1(f) would otherwise be applicable thereto, relates to or evidences Indebtedness in a principal amount of less than $10,000,000.

(g)    Swap Agreement. Any Borrower shall breach or default on any Swap Agreement Obligation.

(h)    Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)    Voluntary Proceedings. Any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)    Inability to Pay Debts. Any Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)    Judgments. One or more (i) non-monetary judgments which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Borrower (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment.

(l)    ERISA Events. (i) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, by reason of, or that results or could result in, a "material accumulated funding deficiency" under Section 412 of the Code; or (ii) Failure by any Borrower to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans hereafter established or assumed by it.

(m)    Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect (other than as expressly permitted thereunder), or any Borrower shall so assert in writing or shall disavow any of its obligations thereunder.

(n)    Post-Closing Deliverables. Borrowers shall fail to deliver any of the closing deliverables listed on Schedule 4.2 attached to this Credit Agreement in form and content satisfactory to Administrative Agent within sixty (60) days of the Closing Date.

(o)    Licenses. There shall occur the loss, suspension or revocation of, or failure to renew any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect.

(p)    Change of Control. A Change of Control shall occur.

(q)    Cessation of Business. There shall occur a cessation of a substantial part of the business of any Borrower which could reasonably be expected to have a Material Adverse Effect.

(r)    Criminal Action. Any Borrower shall be criminally indicted or convicted under any law.

Section 8.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto) and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate (whether before or after the Closing Date) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the L/C Issuer and the L/C Fronting Fee), in each case payable to the L/C Issuer in its capacity as such;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Obligations and other Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Obligations, the Cash Management Obligations and the Swap Agreement Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the extent of any excess of such proceeds, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Obligations of the Borrowers owing under or in respect of the Loan Documents that are due and payable to the Credit Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Credit Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrowers or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Obligations, if any, in the order set forth above. The Administrative Agent shall have no obligation to calculate the amount of any Swap Agreement Obligations or Cash Management Obligations and may request a reasonably detailed calculation thereof from the provider of such Obligations. If the provider of any Swap Agreement Obligations or Cash Management Obligations fails to deliver the calculation of such Obligations within five days following request thereof by the Administrative Agent, then the Administrative Agent may assume the amount of such Obligations are zero. Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Borrower shall not be paid with amounts received from such Borrower or its assets, but appropriate adjustments shall be made with respect to payments from other Borrowers to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citizens Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3    Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the L/C Issuer.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.12, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

Section 9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)         Any resignation by, or removal of, Citizens Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, if in its sole discretion it elects to, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

Section 9.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Administrative Agent shall not have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10    [Reserved.]

Section 9.11    [Reserved.]

Section 9.12    Cash Management Obligations and Swap Agreement Obligations. Except as otherwise expressly set forth herein or any other Loan Document, no Person holding Cash Management Obligations or Swap Agreement Obligations that obtains the benefits of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Swap Agreement Obligations except to the extent expressly required hereunder. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Cash Management Obligations or Swap Agreement Obligations.

Section 9.13    Erroneous Payments.

(a)    If Administrative Agent notifies a Lender, L/C Issuer or any Person who has received funds on behalf of a Lender or L/C Issuer (any such Lender, L/C Issuer or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.13(b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this Section 9.13(a) shall be conclusive, absent manifest error.

(b)    Without limiting the provisions of Section 9.13(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Payment Recipient shall (and shall use commercially reasonably efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.13(b).

(c)    Each Lender or L/C Issuer hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender or L/C Issuer from any source, against any amount due to Administrative Agent under Section 9.13(a) or under the indemnification provisions of this Credit Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with Section 9.13(a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower Representative) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to Borrower Representative or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Credit Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from any Borrower for the purpose of making such Erroneous Payment; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof).

ARTICLE 10

MISCELLANEOUS

Section 10.1    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to any Borrower:

c/o J & J Snack Foods Corp. 6000 Central Highway Pennsauken, NJ 08109 Attention: Mr. Ken Plunk, Chief Financial Officer Telephone: 615-558-9453

with a copy to: Cozen O’Connor One Liberty Place 1650 Market Street, Suite 2800 Philadelphia, PA 19103 Attention: Michael Hanlon, Esq. Telephone: 215-665-2781

(ii)	if to the Administrative Agent:

Citizens Bank, N.A., as Administrative Agent Citizens Mid-Corporate Bank 602 W. Office Drive, Suite 100 Fort Washington, PA 19034 Attention: Pamela L. Hansen Telephone: (215) 254-3614

with a copy to: Troutman Pepper Hamilton Sanders LLP Hercules Plaza, Suite 5100 1313 N. Market Street Wilmington, DE 19899 Attention: Christopher J. Lamb, Esq. Telephone: (302) 777-6548

(iii)    if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified in the records of Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, borrowing requests and other notices to Administrative Agent, a Swing Line Lender or an L/C Issuer sent by email or posted to a Platform or an Internet or intranet website shall only be effective against such party if receipt of such transmission is affirmatively acknowledged by such party.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuer and the other Lenders by posting the Communications on the Platform and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

(ii)    Each Borrower hereby acknowledges hereby agrees that so long as any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that: (A) all such (i) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking (ii) “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.14); (C) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(iii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Platform.

Section 10.2    Waivers; Amendments.

(a)    No failure or delay by any Credit Party or any Borrower in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)    Except as expressly provided by Section 2.11, Section 3.3(b), Section 3.8 or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders, or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)    extend or increase any Commitments of any Lender without the written consent of such Lender or increase the L/C Sublimit without the consent of the L/C Issuer (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default shall not constitute an extension or increase of any Commitments of any Lender or an increase of the L/C Sublimit);

(ii)    reduce the principal amount of any Loan or any reimbursement obligation with respect to a L/C Disbursement, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii)    postpone any date scheduled for any payment of principal of, or interest on, any Loan or reimbursement obligation with respect to any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments without the written consent of each Credit Party directly and adversely affected thereby;

(iv)    except as provided in Section 2.10 and subsection (c) below change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Commitments required by Section 2.5(c), without the written consent of each Credit Party directly and adversely affected thereby;

(v)    change any of the provisions of this Section or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)    amend, modify or waive any provision of Section 2.10 without the written consent of the Administrative Agent and the L/C Issuer;

(vii)    change the currency in which any Commitments or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Lender directly affected thereby; or

(viii)    subordinate the payment priority of the Obligations without the written consent of each Lender directly affected thereby.

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent.

(c)    Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitments of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)    In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

Section 10.3    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent its Affiliates (including Attorney Costs of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Credit Party (including Attorney Costs of the Administrative Agent or any Credit Party), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by Borrowers. The Borrowers, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Borrower’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Borrower or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the L/C Issuer solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.8(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable promptly and in no event later than 10 days after demand therefor.

Section 10.4    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)    Assignments by Lenders. Any Lender may, with the prior written consent of the Administrative Agent, the Borrowers and any Required Lender (which consents shall not be unreasonably withheld), provided that, at any time a Default or Event of Default has occurred and is continuing, the prior consent of any Borrower shall not be required), at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to the Revolving Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund, provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after written notice of such assignment shall have delivered to the Borrowers; and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Revolving Facility;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitments in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuer shall be required for any assignment in respect of the Revolving Facility.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. In addition, each assignee shall, on or before the effective date of such assignment, deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate applicable law.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its subsidiaries or (z) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.7(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Credit Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.5    Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, and 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6    Counterparts; Integration; Effectiveness; Electronic Execution. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Administrative Agent to accept electronic signature counterparts in any form or format and (y) Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to any Loan Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or any Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.7    Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8    Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Credit Party or any such Affiliate to or for the credit or the account of any Borrower or any of its Subsidiaries against any and all of the obligations of such Borrower or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to such Credit Party or Affiliate, irrespective of whether or not such Credit Party shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Borrower or Subsidiary may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Credit Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its Affiliates may have. Each Credit Party agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

(b)    Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in the United States District Court for the Eastern District of Pennsylvania and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

(c)    Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or Fraudulent Transfer Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 10.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.14    Confidentiality; Treatment of Certain Information.

(a)    Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, contractors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower, its Subsidiaries or the Revolving Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility, (viii) with the consent of the Borrowers or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers or (C) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement and the Loan Documents to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to the Administrative Agent or any Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments.

(b)    For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by any Borrower or any Subsidiary or that is independently prepared by the Administrative Agent or any other Credit Party. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.

(c)    The Borrowers consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the Transactions (including, without limitation amount and type of facility) using the names, product photographs, logos or trademarks of the Borrowers.

Section 10.15    USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the USA PATRIOT Act. Each Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

Section 10.16    No Fiduciary Duty. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Documentation Agent, the Syndication Agent, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Documentation Agent, the Syndication Agent, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.18    [Reserved.]

Section 10.19    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that:

(i)    none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Credit Agreement.

(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, Commitments fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Commonwealth of Pennsylvania and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.21    Amendment and Restatement. This Credit Agreement is made in substitution for and not payment of, the obligations under the Existing Credit Agreement. This Credit Agreement amends and restates the Existing Credit Agreement in its entirety.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

J & J SNACK FOODS CORP.

By:	/s/ Ken A. Plunk
Name: Ken Plunk
Title: Chief Financial Officer

SUBSIDIARY BORROWERS:

BAKERS BEST SNACK FOODS CORP.

THE ICEE COMPANY
J & J SNACK FOODS SALES CORP.
J & J SNACK FOODS TRANSPORT CORP.
J & J SNACK FOODS CORP. OF CALIFORNIA
J & J SNACK FOODS INVESTMENT CORP.
J & J SNACK FOODS CORP./MIA
COUNTRY HOME BAKERS, INC.
PRETZELS, INC.

FEDERAL PRETZEL BAKING COMPANY, L.L.C.

ICEE OF HAWAII, INC.

DADDY RAY’S, INC.

J & J SNACK FOODS HANDHELDS CORP.

NEW YORK PRETZEL, LLC

SWIRL HOLDINGS CORPORATION

PHILLY’S FAMOUS WATER ICE, INC.

HILL & VALLEY, INC.

By:	/s/ Ken A. Plunk
Name: Ken Plunk
Title: Chief Financial Officer of each of the above Subsidiary Borrowers

[Signature Pages Continue on the Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

CITIZENS BANK, N.A., as successor by merger to Citizens Bank of Pennsylvania

By:	/s/ Pamela L. Hansen
Pamela L. Hansen
Senior Vice President

LENDERS:

CITIZENS BANK, N.A., as successor by merger to Citizens Bank of Pennsylvania

By:	/s/ Pamela L. Hansen
Pamela L. Hansen
Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION.

By:	/s/ Barbara L. Martinelli
Barbara L. Martinelli
Senior Vice President